Exhibit 10.9

THE SYMBOL “[****]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

AMENDMENT TO GAS PURCHASE CONTRACT

This Amendment dated and effective as of May 1, 2019 (the “Effective Date”) is between APPROACH RESOURCES I, LP and APPROACH OIL & GAS INC. (collectively “Seller”) and DCP OPERATING COMPANY, LP (“Buyer”), formerly known as DCP Midstream, LP.

In consideration of the promises and of the mutual covenants contained herein, the parties agree to amend the Gas Purchase Contact dated January 1, 2011 between the parties or their predecessors, Buyer’s File No. PRR0029000 (together with any previous amendments, the “Contract”) covering properties in Crockett and Schleicher Counties, Texas, as follows:

1.Price.  The parties amend Section 5.2, Residue Gas Value, by deleting it and replacing it with the following:

5.2Residue Gas Value.  The Residue Gas value will be the weighted average of the prices per MMBtu received by Buyer f.o.b. Buyer’s Facilities for Residue Gas sold during the month, plus [****] per MMBtu up to a maximum of [****].  For Residue Gas in excess of [****], the Residue Gas value will be the weighted average of the prices per MMBtu received by Buyer f.o.b. Buyer’s Facilities for Residue Gas sold during the month.  Seller recognizes that Affiliates of Buyer may be involved in the handling, purchasing, marketing or sales of Residue Gas and acknowledges and agrees that the reasonable good faith, fair market prices so established will nevertheless control.

2.Price.  The parties amend Section 5.4(a), NGL Value, by deleting it and replacing it with the following:

5.4 (a)NGL Value.  The net value of NGLs attributable to Seller will be the simple average of the midpoint of the daily high/low spot price for (i) purity ethane, (ii) non-TET propane, (iii) non-TET isobutane, (iv) non-TET normal butane, and (v) non-TET natural gasoline (pentanes and heavier) during the month as reported for Mont Belvieu, Texas published by the Oil Price Information Service (or in its absence, a comparable successor publication designated by Buyer and agreed by Seller) less the actual reasonable TF&S costs that Buyer incurs for the movement and disposition of NGLs using transportation on the Sand Hills Pipeline and other NGL lines for deliveries to Sweeny, Texas, Mont Belvieu, Texas, or other similarly-priced fractionator market centers mutually agreed by both parties, and less a $0.0025/gallon NGL marketing fee; provided, however, that with respect to calculating TF&S costs for [****]. [****]. If a change in downstream NGL pipeline specifications causes a failure to meet the revised NGLs quality specifications and Buyer incurs NGL off quality fees as a result, Buyer will so notify Seller, and the

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parties shall then negotiate an equitable solution of the problem; provided, however, that the terms of Section F of the General Terms and Conditions will continue to apply.  [****].  Seller recognizes that Affiliates of Buyer may be involved in the handling of NGLs downstream from the Plant, and acknowledges that the reasonable good faith, fair market prices or fees so established will nevertheless control.

3.Price.  The parties amend Subsection 5.6(c) and 5.6(f), by deleting them and replacing them with the following:

(c)Determination of NGL Volumes.  Buyer will determine the quantity of each NGL component attributable to Seller’s gas by multiplying Seller’s Plant Inlet Volume in Mcf by the gallons of each component contained in the gas delivered by Seller at each Delivery Point by the fixed recovery percentage that Seller elects in accordance with Section 5.6(f) below.

(f)Ethane Rejection.  At least six (6) business days before the first of each month, Seller shall notify Buyer of its election to be paid for NGLs based on either the Ethane Recovery Option or the Ethane Rejection Option as follows:

Ethane Recovery
Ethane	80%
Propane	95%
Iso & Normal Butanes	97%
Pentanes and Heavier	97%

Ethane Rejection
Ethane	[****]%
Propane	[****]%
Iso & Normal Butanes	[****]%
Pentanes and Heavier	[****]%

If Buyer fails to timely notify Seller of its election, then the fixed Ethane Recovery or Ethane Rejection percentages shall continue from the prior month.  Notwithstanding the foregoing in this Section 3, Seller shall make no election for the months of May 2019, June 2019, and July 2019, but instead the Ethane Recovery Option shall apply to each of those three months.

4.Price.  The parties add the following new Section 5.8, Residue Take-In-Kind Option:

5.8Residue Gas Take in Kind Option.  (a)  In lieu of sale to Buyer and payment to Seller for Seller’s allocable Residue Gas as contemplated in this Contract, Seller may, in its sole discretion, make an election to take the Residue Gas allocable to Seller in kind at the Redelivery Points listed in Exhibit D by providing [****] advance written notice to Buyer of its election to take the Residue Gas allocable to Seller in kind, to be effective on a date that is either the first day of April or the first day of November (and no other date), following the [****] advance written notice during the Term of the Contract.  Any such election by Seller shall last for a period of [****], unless Seller provides Buyer [****] advance written notice prior to the end of the [****] period that Seller elects to take the Residue Gas allocable to Seller in kind for an additional [****] period commencing again consecutively from the next April 1 or November 1.  During periods when Seller is taking its Residue Gas in kind, title to the Seller’s allocable Residue Gas will remain with Seller.  Whenever Seller is taking Residue Gas in kind, Buyer will pay no Residue Gas compensation under Sections 5.1 or 5.2, and the nominations, scheduling, balancing and other provisions of Exhibit C to this Contract will apply.

(b)During periods when the Residue Gas take in kind option is in effect, Seller shall take its Residue Gas in kind timely at the Redelivery Points.  The parties recognize that Buyer has no Residue Gas storage.  Buyer agrees to deliver Seller’s Residue Gas to or for the account of Seller.  Seller must receive and transport or cause to be received and transported when produced and available all of Seller’s Residue Gas.  Buyer is not required to install any additional facilities to accommodate Seller’s redelivered gas disposition.  Seller is solely responsible for all arrangements for receipt and transportation of its in kind Residue Gas, including any bypassed gas.  Consistently with Exhibit C, Seller shall make or cause its sales customers to make all arrangements with the downstream gas pipelines, and shall ensure that its desired nominations for downstream transportation are properly and timely placed with the downstream pipelines in accordance with their nomination and confirmation procedures.  Each party will endeavor to provide the other party prompt notice of scheduled maintenance, construction, and other operational events that will affect volumes materially, including but not limited to facility outages and operational changes.

(c)If Seller fails, for any reason, to take in kind or otherwise dispose of all or any part of Seller’s Residue Gas, Buyer shall have the option, but not the obligation, to sell or otherwise dispose in any manner necessary Seller’s Residue Gas not timely taken in kind or otherwise disposed of by Seller; provided that Buyer shall account to and timely pay Seller for any proceeds received by Buyer from a sale or disposition less transportation, storage, and other charges and marketing fees paid by Buyer to Affiliates or third parties.  Seller recognizes these sales may be distress sales at below market prices and that fees paid by Buyer for transportation, storage, marketing or handling may be higher for such disposition than when Buyer purchases Residue Gas under Sections 5.1 and 5.2, and Seller agrees to pay such fees.

5.Exhibit A.  The parties amend the General Terms and Conditions, Section O.9, by deleting and replacing it with the following:

O.9Dispute Resolution. The parties desire to resolve any disputes that may arise informally, if possible.  All disputes arising out of or relating to this Contract that are not resolved by agreement of the parties must be resolved using the provisions of this Section.  If a dispute or disputes arise out of or relating to this Contract, a party shall give written notice of the disputes to the other involved parties, and each party will appoint an employee to negotiate with the other party concerning the disputes.  If the disputes have not been resolved by negotiation within 30 Days of the initial dispute notice, or if the complaining party fails to send an initial dispute notice, the parties shall resolve their disputes by arbitration in accordance with the then current International Institute for Conflict Prevention and Resolution, Inc. (“CPR”) Rules for Non-Administered Arbitration and related commentary (“Rules”) and this Section.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1, et seq., and the Rules, to the exclusion of any provision of state law inconsistent with them.  The party seeking resolution shall initiate arbitration by written notice sent to the other party or parties to be involved.  The parties shall promptly select one disinterested arbitrator with at least ten years’ experience in the natural gas industry or with natural gas law, and not previously employed by either party or its Affiliates, and, if possible, selected by agreement between the parties.  If the parties cannot select an arbitrator by agreement within 30 Days of the date of the notice of arbitration, they will cause CPR to select a qualified arbitrator in accordance with the Rules.  If the disputes involve more than $1,000,000, a panel of three arbitrators with the above qualifications will decide them, one selected by each party, and the third selected by the party-appointed arbitrators, or in the absence of their agreement, pursuant to the Rules.  The arbitrator(s) shall resolve the disputes and render a final award in accordance with the substantive law of the state referenced in Section O.1, “Governing Law.”  The arbitration award will be limited by Sections O.7, “Fees and Costs; Damages” and O.8 above, “Mutual Waiver of Certain Remedies.”  The parties intend case specific dispute resolution; either party may opt out of any attempted class action for all claims of any party related to this Contract.  The arbitrator(s) shall state the reasons for the award in writing, and either party may enter judgment on the arbitration award in any court having jurisdiction.

6.Exhibit C.  The parties amend the Contract to add the new attached Exhibit C: Residue Nominations, Scheduling, and Imbalances.

7.Exhibit D.  The parties amend the Contract to add the new attached Exhibit D: Redelivery Points.

8.Scope.  The parties amend the Contract to the extent provided above.  In all other respects, they confirm it, and it shall continue in full force and effect.

9.Confidentiality.  The parties acknowledge that this Amendment is subject to the Confidentiality provisions of Section 8 of the Contract.

10.Counterparts.  The parties may sign this Amendment in any number of counterparts, all of which constitute one instrument.  This Amendment is binding upon all parties signing it, whether or not all parties owning interests in the properties committed under the Contract as amended sign this Amendment.

Signature page to follow.

The parties have signed this Amendment by their duly authorized representatives as of the date stated above.

	APPROACH RESOURCES I, LP	DCP OPERATING COMPANY, LP
By:	APPROACH OPERATING, LLC
General Partner
By:	APPROACH RESOURCES INC.
Sole Member

By:	/s/ Sergei Krylov	By:	/s/ Don Baldridge
Don Baldridge
Title:	Chief Executive Officer		President, Commercial

Signed on: July 15, 2019		Signed on: July 19, 2019

APPROACH OIL & GAS INC.

By:	/s/ Sergei Krylov

Title:	Chief Executive Officer

Signed on: July 15, 2019

Signature Page for Amendment dated May 1, 2019

to Gas Purchase Contract

EXHIBIT C

To January 1, 2011, GAS PURCHASE CONTRACT

Between APPROACH RESOURCES I, LP and APPROACH OIL & GAS INC. as Seller

and DCP OPERATING COMPANY, LP as Buyer,

Amendment Dated as of May 1, 2019

RESIDUE NOMINATIONS, SCHEDULING, AND IMBALANCES

1.   REDELIVERY POINTS

Subject to the downstream pipelines’ capacity allocation rules, and to the extent pipeline capacity is available, the Redelivery Points for Seller’s redelivered gas shall be the pipeline interconnects designated by Buyer.  Buyer will use reasonable efforts to deliver Seller’s allocated share of Residue Gas at the required pipeline inlet pressure and quality specifications of the applicable pipelines used as Redelivery Points.  Buyer has no duty to install any additional Facilities to accommodate Seller’s redelivered gas dispositions.

2.   NOMINATION PROCESS

(a)Definition; Information.  “Nominations” means Seller’s notifications to Buyer of the relevant details of Seller’s gathering service requests and related gas transportation and sales, including but not limited to:

Contract number

Beginning date

Ending Date

Delivery Points,

Redelivery Points,

Delivery and redelivery quantities,

Downstream transportation Contract number

and all other details required for proper and timely Nominations and confirmations in accordance with customary industry practice.  Seller Nominations must be for volumes that reflect expected reductions for applicable fuel and loss quantities.  Seller or its sales customer will be responsible for all Nomination and other transportation arrangements at and beyond the Redelivery Points.  Seller shall make or cause its sales customer to make all arrangements with the downstream pipeline and shall ensure that its desired Nominations for downstream pipeline transportation are properly and timely placed with the downstream pipeline in accordance with that pipeline’s Nomination and confirmation procedures.

(b)Initial Estimate.  For initial deliveries at each Delivery Point, Seller and Buyer will agree on an estimated daily quantity reasonably in advance of the Nomination deadlines preceding the commencement of deliveries.

(c)Nomination Deadlines.

(i)For each Day of deliveries, Seller shall give written notice of Seller’s Nominations to Buyer stating the quantity of gas that Seller requests under this Contract for each Day of the month for each Redelivery Point.  The Nomination will also include any imbalance correction quantities and any scheduled daily variations.  Seller’s Nominations shall be based in good faith upon the producing ability of Seller’s wells for the upcoming month, adjusted as necessary to bring cumulative receipts into line with cumulative redeliveries, and adjusted to cover in kind fuel and losses, in kind Buyer fuel retentions, any in kind fees, and expected NGLs recoveries.  Seller shall enter into a separate data access agreement with Buyer to furnish Seller a confidential user ID and password allowing Seller to furnish Nominations information directly into Buyer’s designated web-based gas management application.  Seller shall also furnish the information Buyer reasonably determines is necessary to perform the deliveries requested by Seller.

(ii)Seller will deliver its initial monthly Redelivery Point Nomination for the first Day of a month by 7:30 a.m. Central Clock Time to Buyer on the fourth business Day prior to the last Day of the previous month, or sooner if required by the confirming interconnected pipeline.

(iii)On or after the first Day of the month, Seller may submit a new Nomination or revise its existing Nomination for any Day during the month by delivering the new Nomination to Buyer before 7:30 a.m. Central Clock Time on the business day prior to the Day that Seller requests that the new or revised service commence.  The new or revised Nomination shall state Seller’s anticipated service requirements for the remainder of the month.  Buyer shall schedule and implement new or revised Nominations on a prospective basis, and only to the extent that Buyer is able to confirm the delivery of gas with the operator of the Redelivery Points.

(d)Late Nominations. Buyer may in its sole reasonable discretion accept or decline Seller’s new or revised Nominations after 7:30 a.m. Central Clock Time on the business day prior to the Day that Seller requests that the new or revised service commence.  These new or revised Nominations shall also specify Seller’s anticipated quantities for the remainder of the month.  These late revised Nominations will not “bump” any previously scheduled deliveries.

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(e)Confirmation of Nominations.  Seller shall cause the operator of  each Redelivery Point designated in any Nomination or revised Nomination to confirm the Nominations or changes to them in writing prior to Buyer’s scheduling of the nominated volumes.  If a conflict arises between Seller’s new or revised Nominations and the operators’ confirmations, or if the operator at the Redelivery Point does not provide a confirmation to Buyer, Buyer may elect to use either the lower of Seller’s Nominations or the previously scheduled and confirmed quantities.

(f)Buyer Nomination Changes.  Seller and Buyer will assist each other in adjusting Nominations to reflect actual flows, adjustments required by downstream pipeline recipients of the gas, and the efficient operations of Buyer’s Facilities.  Buyer may at any time adjust Seller’s Nominations quantity as necessary to conform to the above requirements and to maintain balance.  Buyer will endeavor to notify Seller timely of these adjustments.  Buyer has no obligation to accommodate any imbalances caused by Seller’s inability or failure to match actual performance with Nominations, or to provide gas storage for Seller.

(g)Balancing.  Seller will adjust Nominations to conform to all significant production changes to minimize imbalances and to meet the delivery tolerances of the downstream pipeline at each active Redelivery Point.

(h)Deadline Changes. Buyer reserves the right to adjust Nomination deadlines reasonably in response to Buyer’s needs and changes in the practices of the downstream pipelines at the Redelivery Points.

(i)Volume Verification.  Buyer is not obligated to assist Seller in resolving payment or transportation disputes with downstream pipelines or Seller’s customers other than to confirm the volumes delivered at the Redelivery Points for Seller’s account.

(j)Hazardous Situations.  Nothing in this Contract limits any party’s right to take any action whatsoever to correct or remedy any potentially hazardous situation or condition on the party’s facilities.  That party shall promptly give notice of the action to the other.

3.   IMBALANCES

(a)Continuous Balancing.  Buyer will make all reasonable efforts to deliver to or for the account of Seller each Day at the Redelivery Points a volume of gas equal to Seller’s Nominated gas quantities, as adjusted hereunder, so long as Seller’s deliveries remain reasonably in balance with Seller’s Nominations.  Seller will make all reasonable efforts to balance delivery quantities daily with its current Nominated gas quantity at each Delivery Point plus Seller’s applicable in kind fuel, NGLs shrinkage, and loss reduction quantities.  Seller will separately state and Nominate any imbalance makeup quantities.

(b)Changes in Procedures.  Buyer reserves the right to change Nominations, allocations, and imbalance penalties and procedures from time to time upon notice to Seller as Buyer’s policies change or in response to changes in the practices or requirements of the downstream pipelines at the Redelivery Points.

(c)Buyer’s Right to Purchase and Sell Imbalance Gas.  Seller authorizes Buyer to purchase and sell gas at Redelivery Points to manage imbalance quantities.

(d)Monthly Imbalance Quantity.  Buyer will account for any imbalances between Seller’s deliveries to Buyer at the Delivery Points and Buyer’s redeliveries to Seller at the Redelivery Points, less the applicable in kind fuel, NGLs shrinkage, and loss reduction.  Buyer will calculate Seller’s Monthly Imbalance Quantity for gas in MMBtus as follows:

•	Total monthly Delivery Point MMBtus
•	Less applicable NGLs and in kind fuel and loss reduction MMBtus.
•	Less total Monthly Redelivery Point MMBtus.

(e)Monthly Imbalance Percentage.  Buyer will calculate Seller’s Monthly Imbalance Percentage for gas as the Monthly Imbalance Quantity divided by Seller’s total actual Redelivery Point MMBtus.

(f)Mandatory Cash Out of Monthly Imbalances.  Each month Seller’s Monthly Imbalances must be cashed out using the following principles.

(i)Daily Price Index.  The price used to value Seller’s Monthly Imbalance will be the daily index price for Waha – West Tx as reported in the “Daily Price Survey” section of Platts Gas Daily (“Daily Price Index”).  If Gas Daily publishes a range of prices for any Day, the midpoint of the range will be that Day’s price.  If for any reason Gas Daily ceases to be available, Buyer will determine the Daily Price Index for the month using price quotations for the general location indicated above as reported by another generally accepted industry publication.

(ii)Incremental Imbalance Values.  (1)  Buyer will use the monthly average of the Daily Price Index to determine the cash value for monthly imbalances for that portion of Residue Gas redelivered up to and including 5%, whether due Buyer or Seller.

(2)  For Monthly Imbalances for that portion of Residue Gas redelivered in excess of 5%, whether due to Seller or to Buyer, Buyer shall determine the cash value of that portion using the following two-step process:

•

First, each Month will have four weekly average prices, which Buyer will determine by (i) calculating the average of the daily mid-point Daily Price Index  for each week of the Month and (ii) the last week will consist of the fourth seven Day period in the Month plus all remaining Days of that Month;

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•

Second, when the Monthly Imbalance is negative (due to Buyer), Buyer will determine this portion of the Daily Price Index using only the highest one of the four average weekly prices for the applicable Month; and when the Monthly Imbalance is positive (due to Seller), Buyer will determine this portion of the Daily Price Index using only the lowest of the four average weekly prices for the applicable Month.

(iii)Monthly Imbalance Cash Out Due Seller.  If Seller’s Monthly Imbalance Quantity is positive (i.e., deliveries exceed redeliveries and are owed to Seller), Buyer will calculate the cash out amount using the applicable Cash Value Percentages set out in the table below as follows:  Buyer will value the portion of Seller’s monthly imbalance that falls within each range below as the product of (X) the Monthly Imbalance Quantity that falls within each range, (Y) the corresponding Cash Value Percentage, and (Z) the applicable average Daily Price Index specified in Subsection 3(f)(ii) above.

Monthly Imbalance Percentage	Cash Value Percentage
0% to 5%	100%
> 5% to 10%	90%
> 10% to 15%	80%
> 15% to 20%	70%
> 20%	50%

(iv)Monthly Imbalance Cash Out Due Buyer. If Seller’s Monthly Imbalance Quantity is negative (i.e., redeliveries exceed deliveries, and are owed to Buyer), Buyer will calculate the cash out amount using the applicable Cash Value Percentages set out in the table below as follows:  Buyer will value the portion of Seller’s monthly imbalance that falls within each range below as the product of (X) the Monthly Imbalance Quantity that falls within each range, (Y) the corresponding Cash Value Percentage, and (Z) the applicable average Daily Price Index as specified in Subsection 3(f)(ii) above.

Monthly Imbalance Percentage	Cash Value Percentage
0% to 5%	100%
> 5% to 10%	110%
> 10% to 15%	120%
> 15% to 20%	130%
> 20%	150%

(g)Pipeline Penalties.  Seller will pay or reimburse Buyer for any imbalance penalties, interest, and related costs imposed upon Buyer by pipelines attributable to Seller’s over or under deliveries or other actions or omissions.

END OF EXHIBIT C TO GAS PURCHASE CONTRACT

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Exhibit 10.9

EXHIBIT D

To GAS PURCHASE CONTRACT

Between APPROACH RESOURCES I, LP and APPROACH OIL & GAS INC. as Seller and

DCP OPERATING COMPANY, LP as Buyer

Dated as of May 1, 2019

  REDELIVERY POINTS

Crockett County, Texas

No.	Meter No.	Pipeline	Plant, Location
1.	6632	Oasis	Ozona Plant, Crockett and Schleicher Counties, Texas
2.	3348-10	Oasis	Sonora Plant, Crockett and Schleicher Counties, Texas

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